EXHIBIT 99.17

Contact:	Edward H. Blankenship Senior Vice President of Finance and Chief Financial Officer 256-217-1301

AVOCENT ANNOUNCES EXPANDED STOCK BUYBACK PROGRAM
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Signs $250 Million Revolving Line of Credit

HUNTSVILLE, Ala. — June 19, 2006 — Avocent Corporation (NASDAQ:AVCT) announced today that its Board of Directors approved an expanded stock repurchase program for up to three million additional shares of the Company’s common stock. The Company also announced that it has closed on a $250 million unsecured five year revolving bank line of credit.

“We plan to use the repurchased shares to fund a portion of the stock component in our recently announced acquisition of LANDesk,” stated John R. Cooper, chairman and chief executive officer of Avocent Corporation. “We believe our Board’s authorization to double the size of this stock buyback program underscores their confidence in the future of Avocent.”

Avocent expects to close the LANDesk acquisition in the third quarter of 2006. The $400 million acquisition will be funded with $200 million in cash and $200 million in Avocent common stock. To date, Avocent has purchased seven million shares under its previous share repurchase programs.

“We used our strong cash position and cash flow to fund the stock repurchases to date,” continued Mr. Cooper. “We recently purchased all the shares authorized under existing repurchase programs, including the three-million-share repurchase program announced last month. We expect the buyback program to reduce the impact from new shares to be issued as part of the acquisition of LANDesk.

“The signing of the $250 million unsecured five year revolving bank line of credit provides Avocent with increased financial flexibility. The line of credit bears an initial interest rate of LIBOR plus 112.5 basis points. We anticipate that the revolving credit line will be used to fund a portion of our future stock repurchases,” concluded Mr. Cooper.

About Avocent Corporation

Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, branch offices, and small to medium size businesses worldwide. Branded and OEM products include remote and local access solutions for switching, serial console, power extension, intelligent platform management interface (IPMI), mobile and video display management solutions. Additional information is available at: www.avocent.com.

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AVCT Announces Expanded Stock Buyback Program

June 19, 2006

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the closing of the LANDesk acquisition, the funding and impact of the Company’s planned acquisition of LANDesk Group Limited, the repurchase of Avocent shares, and the use of line of credit. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, risks related to OEM sales, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2006 and in Avocent’s quarterly report on Form 10-Q filed with the SEC on May 10, 2006. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

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